Exhibit 16.1

KPMG	Telephone 441 295 5063
Crown House	Fax 441 295 9132
4 Par-la-Ville Road	www.kpmg.bm
Hamilton HM 08, Bermuda
Mailing Address:
P.O. Box HM 906
Hamilton HM DX, Bermuda

Securities and Exchange Commission
Washington, D.C. 20549

June 13, 2006
Ladies and Gentlemen:
We were previously principal accountants for Arlington Tankers Ltd. and under the date of May 12, 2005, we reported on the consolidated financial statements of Arlington Tankers Ltd. and its subsidiaries as of and for the year ended December 31, 2004. On October 21, 2005 our appointment as principal accountants was terminated. We have read Arlington Tanker Ltd’s statements included under Item 4.01 of its Form 8-K dated October 21, 2005 and we agree with such statements, except that we are not in a position to agree or disagree with the following:
•	any of the statements made in the second paragraph.

•	the statement in the seventh paragraph regarding another independent public accounting firm KPMG U.S.

Very truly yours,
KPMG

KPMG, a Bermuda partnership, is the Bermuda member firm of
KPMG International, a Swiss cooperative.